Exhibit 10.21

Employment Agreement

Duly made and executed on the date set forth in Appendix 1

By and Between

Pluristem Ltd.
Company number 513371666
 (hereinafter the "Company")

and

Yaacov (Yaky) Yanay I.D. 28621605
(hereinafter the "Employee")
(other details as set forth in Appendix 1)

WHEREAS          Employee is being employed by the Company from October 15, 2006 in accordance with the Employment Agreement dated August 15, 2006 (as amended from time to time) as co-CEO, and the parties are interested in continuing the employment of the Employee under the conditions set out in this agreement; and

WHEREAS          The Employee represents that, he has the requisite skills and training to fulfill his obligations as set forth herein;

NOW, THEREFORE, in consideration of the undertakings of the parties, it is hereby agreed:

1.	DUTIES AND RESPONSIBILITIES

1.1	Position. The Employee shall serve in the position set forth in Appendix 1 hereto, and shall report to the Board the Directors or as set forth in Appendix 1.

1.2
Exclusivity. unless Company agrees otherwise (in advance and in writing), the Employee (i) shall devote his full working time (as defined herein), attention, energies, skills, knowledge and experience to the faithful, responsible, competent, diligent, and conscientious performance of his duties and responsibilities hereunder and best efforts to the business and affairs of the company; (ii) shall not engage in or be associated with, directly or indirectly, any business which is competitive, directly or indirectly, with the business of the Company, as more fully described in Appendix 2 attached hereto;

1.3
Traveling. The Employee's employment may require travel outside Israel and the Employee agrees to such travel as may be necessary in order to fulfill his duties hereunder.  The employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the employee (in accordance with the policies as established from time to time) in carrying out his duties hereunder will be reimbursed by the Company on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Company for reimbursement of employee expenses.

1.4
Compliance. Without derogating from the above, the Employee shall act in accordance with the Company's policies, regulations and general instructions as shall be published and updated from time to time, including, but not limited to, the Company's Sexual Harassment Policies, the Company's Insider Trade Policy, the Company’s whistle blowing policy,  the Company's Ethic Code etc. Without derogating from the provisions of Section 2.4 below, in the event of a breach of this Section 1.4 or any of the policies mentioned herein, Company shall have the right to immediately terminate this Agreement without prior notice, based on Company’s sole discretion.

1.5
Exclusivity of Agreement. This Agreement is personal and special, and exclusively defines the entire relationship between the Company and the Employee and all compensation and/or benefits to which the Employee is entitled from the Company. This Agreement supersedes any prior agreements, understandings and arrangements, oral or written, applied, exchanged or signed between the parties hereto with respect to the subject matter hereof. The Employee shall not be entitled to, and shall not demand, any other compensation and/or benefit from the Company, unless explicitly provided for hereunder, and no practice and/or custom existing between the Company and other employees, if any, shall apply to the relationship between the Employee and the Company, unless explicitly incorporated into this Agreement, and then only to the extent so incorporated. This Agreement shall be considered as a notification of the terms of employment as required by law.

2.	TERM AND TERMINATION

2.1
Term of Engagement. This Agreement shall become effective on the date set forth in Appendix 1 (the "Commencement Date"), and will remain in force until terminated by a party at any time by giving a prior written notice of termination or resignation (the “Term”), of a period as set forth in Appendix 1 (the "Notice Period").

2.2
Notice Period. During the Notice Period, the Employee shall continue to provide all services per this Agreement in full and in a proper manner and shall cooperate with the Company and use his best efforts to assist in the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities. Notwithstanding the above, the Company shall be entitled to waive the Employee's services with the Company during the Notice Period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice Period. In such event, , the Company shall pay the Employee the amount equal to the compensatory payment as required by the Prior Notice Law, and the Employee shall immediately return to the Company any and all equipment provided to him by the Company (including any car, computer, documents, data, etc.).

2.3
Adjustment Period- the parties agree that in the event of the termination of the employment for any reason (other than for Justifiable Cause), the Employee will be entitled to an adjustment period commencing on the date of termination of the Notice Period and ending six (6) months from the date of termination of the advance notice, in addition to the advance notice period (the "Adjustment Period"). Employee will accumulate additional one month to the Adjustment Period, per each employment year commencing the date of signing this agreement, but in any case the Adjustment Period will not exceed nine (9) months. During the Adjustment Period, the Employee will be entitled to receive Base Salary from the Company, including maintenance of vehicle, maintenance of  telephone, Pension Insurance and Education Fund, and any other elements of compensation entitled under this employment agreement as adjustment fees (hereinafter: "Adjustment Fee") that will be paid on a monthly basis. During the Adjustment Period the Employee will be available to the Company reasonably, as will be mutually agreed between the Employee and the Company.

2.4
Termination for Justifiable Cause. Notwithstanding the provisions of Sections 2.2 above, the Company shall have the right to terminate this Agreement and the employer-employee relationship hereunder at any time for a Justifiable Cause (as defined below), by giving the Employee a notice of termination for cause.

The term "Justifiable Cause" shall mean (a) indictment or conviction of the Employee for committing a crime; or (b) a serious breach of trust including but not limited to theft, fraud, disclosure to unauthorized persons or entities of confidential or proprietary information of the Company and/or the engaging by the Employee in any business competitive to the business of the Company; or (c) any breach of Sections 4 or 5 of this Agreement; or (d) any sexual harassment; or (e) violent behavior; or (f) consistent noncompliance with Company's policies, orders and regulations; or (g) performance, by the Employee, of any act that entitles the Company to dismiss him without paying him any or partial severance pay in connection with such dismissal under applicable law.

2.5
Final Settling. At the end of the employer-employee relationship, the Company and the Employee shall conduct a final settling of the Employee's accounts to be held according to the Company's records.  Such settling of accounts shall be final and no party shall have any further claim or demand from the other party. It is agreed that, subject to the applicable laws, the Company shall be entitled to deduct any amount the Employee shall owe the Company at such time from the amounts he shall be entitled to.

2.6
Release of Funds. It is hereby agreed between the parties that in case of resignation (other than upon termination in circumstances justifying dismissal without any or partial severance pay under applicable law), all sums accumulated in the Employee's Pension Insurance policies (after completion of payment of all premiums previously due with respect to such Pension Insurance Policies), shall be released and transferred to the Employee. In case of dismissal the employee will be entitled to severance payment as defined in the Severance Pay Law1963.

2.7
Return of Equipment. At the end of the employer-employee relationship the Employee shall return to the Company any and all documents, professional literature, equipment and property belonging to the Company, which may be in Employee's possession at such time. Should the Employee refuse and/or fail to do so, the Company shall have the right, in addition to any other remedy available under any law, to offset the value of such property (as shall be determined solely by the Company) from the amounts (if any) that the Employee might be entitled to.

3.	BASE SALARY AND BENEFITS

3.1	Base Salary

3.1.1          GENERAL. The Company shall pay the Employee a Base monthly salary in the amount set forth in Appendix 1 (the "Base Salary"). As detailed below, the Base Salary is inclusive of overtime payment and special non-competition monthly compensation (as such terms are defined below).

The Base Salary shall be comprehensive and all-inclusive and it shall be deemed to embody any and all compensation the Employee shall be entitled to in connection with his employment by the Company.

3.1.2          Payment. The Base Salary for each month shall be payable until the 9th calendar day of the following calendar month.

3.1.3          Occasional Benefits. Any benefit, of any kind, granted to the Employee by the Company and which is not specified in this Agreement (a "Benefit"), shall be deemed as a non-recurring event, and shall neither give rise to any new right of the Employee, nor constitute a practice and/or custom and/or precedent between the parties which shall obligate the Company on any additional and/or other occasions. It is hereby agreed, that any such Benefit shall be a supplement above and beyond the Employee's Base Salary, and shall not to be taken into account for the purpose of calculating the Employee's social entitlements or rights.

3.1.4          Tax Deductions. The Company shall legally deduct and withhold income tax payments and any other obligatory payments, such as social security and health insurance, from all the payments, which shall be paid to the Employee in accordance with this Agreement and as required by law at such time.

3.2
Non-Competition Compensation. The Employee acknowledges that an amount equal to 10% of the Base Salary is paid to him as a special supplementary monthly compensation in consideration for the Employee's obligation not to perform any Competitive Activity (as stated in Section 4 to Appendix 2 hereto; the "Special Non-Competition Compensation"). The specific amount of Non-Competition Compensation (which may be updated pursuant to any change in the Base Salary amount) is detailed in Appendix 1. The Employee warrants and represents that the Special Non-Competition Compensation amount constitutes real, appropriate and full compensation for any prejudice he may suffer due to his obligation not to engage with any competitive activity, including but not limited to restriction of his freedom of employment.

3.3	Recuperation Pay. The Employee shall be entitled to Recuperation Pay ("Dmey Havra'a") in accordance with the applicable law.

3.4
Vacation. The Employee shall be entitled to the number of work days' vacation in each calendar year, as set forth in Appendix 1. The Employee is obligated to use at least seven (7) consecutive vacation days during each calendar year, commencing  on the Commencement Date (as defined in Appendix 1) and during each calendar year thereafter. To the extent permitted by law, unused vacation days may be carried forward from one calendar year to the next.  Any vacation days that are unused within two (2) years following the year in which they were accumulated, shall expire.

3.5	Sick Leave. The Employee shall be entitled to paid sick leave according to the law or in accordance with the Company’s policies, as amended from time to time.

3.6	Pension Insurance.

The Company and the Employee will obtain and maintain Managers Insurance and/or a comprehensive Pension Fund according to the Employee's choice ("Pension Insurance"). The Employee is entitled to receive the Company’s contribution for his Pension Insurance Policies (Pension Funds and/or Managers Insurance) from the date indicated in Appendix 1:

3.6.1          The Company shall affect a Pension Insurance Policy (the "Policy") for the Employee, and shall pay the percentages detailed in Appendix 1 towards such Policy, on account of severance pay and Tagmulim.

3.6.2          In case Employee elects to be insured in a manager insurance scheme, the Company shall make additional payments, as detailed in Appendix 1, on account of disability insurance, in accordance with Company’s policies.

3.6.3          Unless otherwise is indicated in Appendix 1, the Company shall deduct the percentage set forth in Appendix 1 from the Base Salary for Pension Insurance to be paid on behalf of the Employee towards such Policy.

It is clarified that the Employee shall bear any and all taxes, which may apply with respect to any contribution, which exceeds the recognized tax ceilings with respect to the Pension Insurance.

3.6.4 In the event that the Company's allocations to Employee's Pension Insurance, which is a pension scheme, exceed the maximum exempted amount under law, then Employee may elect to either: A. obtain an additional managers insurance toward the Company will allocate the percentages detailed in Appendix 1 which shall reflect only the balance Base Salary amount of which such allocation under the pension scheme exceeded the maximum exempted amount ("Alternative A"), or B. waive any such additional allocation altogether ("Alternative B").

In case Employee choses Alternative A, upon termination by the Company or resignation by the Employee, Employee shall be solely entitled to all amounts accrued under all Pension Insurance. In case Employee choses Alternative B then Employee shall be entitled, if applicable, in addition to the Pension Insurance amounts, to receive severance pay based on Severance Pay Law calculated on the basis of the Base Salary amounts per which the Company did not make any allocation to Pension Insurance. In the event that Employee choses Alternative B but his employment is terminated without any additional right to severance pay according to Severance Pay Law, then Employee shall nevertheless be entitled to an amount reflecting his final Base Salary multiplied by the number of years of actual employment, minus the severance allocations accrued to him under the Pension Insurance.

3.7	Education Fund. The Employee is entitled to Education Fund payments from the date indicated in Appendix 1 (if at all) as follows:

3.7.1          The Company shall pay a sum equal to a percentage that is detailed in Appendix 1 of the Base Salary for Education Fund and (ii) shall deduct a percentage that is detailed in Appendix 1 from the Base Salary for Education Fund to be paid on behalf of the Employee toward a further education fund. Use of this fund shall be in accordance with the policies of the relevant fund.

3.7.2          With respect to Education Fund payment, Employee may elect that the salary base of calculation shall be less than the Base Salary. In such event, the balance between the amounts that would have be allocated by the Company towards  such Education Fund had the entire Base Salary would have been taken into account, and the amount actually allocated by the Company pursuant to Employees request shall be paid as an additional compensation (gross) ("Additional Compensation') together with the Base Salary and shall not be taken into account with respect to any social or fringe benefit such as pension, severance payments, education fund etc., and will not be considered as part of the Base Salary for all intents and purposes. In such case, Employee will inform the Company of such request and will sign a written consent.

3.8
Military Reserve Duty. Employee shall inform the company of any military reserve duty employee has been ordered to perform, immediately after he has been notified of the same. Employee undertakes to provide company with proper confirmation of active military reserve duty, so that company may collect from the national insurance institute all amounts to which employee or company is entitled in connection with such service.

3.9
Cellular Phone. The Company will provide the Employee with a personal cellular phone and shall bear expenses associated with the usage of the employee's personal cellular phone as indicated in Appendix 1. Any tax withholding arising out of this reimbursement shall be solely borne by the employee.

3.10
Vehicle. In order to fulfill its duties, the Company will provide the Employee with a private car as indicated in Appendix 1 or a similar executive vehicle as agreed from time to time with the compensation committee. The Company will bear all the payments to the leasing company as well as all the current expenses involved in the maintenance of the vehicle, including fuel, parking, insurance, a subscription to travel on toll roads and the like. The full tax liability that will arise from the position of the vehicle to the Employee will apply to the Company ("full grossing up"). It is hereby clarified that the Employee shall be entitled to continue to hold and use the vehicle during the period of prior notice, whether in the event of dismissal or in the event of resignation, whether he worked during these periods or not. The Employee may waive his right to be provided with a private car from the Company pursuant to this Agreement, in which case the Company shall pay the Employee an additional monthly compensation which shall not be taken into account with respect to any social or fringe benefit such as pension, severance payments, education fund etc. at the amount equal to the value of the benefit of such company's car prior to such waiver and as determined from time to time by the Compensation Committee.

3.11
Stock based awards. During the term of this Agreement, Employee shall be entitled to participate in any of Pluristem Therapeutics Inc.’s (the Parent Company) equity compensation plans, whether currently in existence or as may be adopted in the future by the Parent Company's shareholders, from time to time (the “Plan”), and may be granted such awards, pursuant to any relevant grant instruments, that may be granted in accordance with the Plan (the “Awards”) as shall be determined by the Board and/or the Parent Company’s Compensation Committee.

It is hereby clarified that the grant of the Awards is subject to (a) the approval of the Parent Company's Board of Directors and/or Compensation Committee and (b) execution of any documents required pursuant to applicable law and the terms of the Plan, including execution of a grant Award agreement, and an irrevocable proxy. The terms of the Award, including but not limited to, the number of Awards granted, the exercise price, vesting period, adjustments and exercise period shall be determined in accordance with the provisions of the Plan and the executed grant Award agreement.

Employee shall be entitled to immediate acceleration of the of unvested Awards in the following circumstances: (i) in case of the termination of the Company of this Employment Agreement, 100% of any unvested Awards; (ii) in case of the termination of Employee of this Employment Agreement, 50% of any unvested Awards; and (iii) in the event of a Change of Control (as hereinafter defined) of the Parent Company (or the Company), 100% of any unvested Awards.

For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following: (i) any one person, or more than one person acting as a group or in concert, acquires beneficial ownership of stock of the Parent Company that, together with stock held by such person or group, constitutes more than thirty percent (30%) of the total voting power of the stock of the Parent Company; (ii) any consolidation or merger of the Parent Company into another corporation or entity where the stockholders of the Parent Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any); (iii) the sale, lease or other transfer of all or substantially all of the Parent Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions; or (iv) the date that fifty percent (50%) or more of the members of the Parent Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by fifty percent (50%) or more of the Parent Company’s Board of Directors prior to the date of the appointment or election.

Any tax imposed on Employee with respect to the grant and/or the exercise of the Award shall be borne by the Employee.

3.12
Special Bonus. Employee shall be entitled to receive performance based bonus of 1.5% of the sums actually received by the Company in case of: (i) consummation of a merger, acquisition or sale of all or substantially all of the outstanding securities or assets of the Company; (ii) non-diluting funding; and (iii) any other significant corporate transactions, including the equity component of such transaction, as determined by the Parent Company’s Board of Directors and/or Compensation Committee. Employee is entitled to receive such Special Bonus on events that materialized during the Notice Period and during the Adjustment Period.

3.13
Yearly Bonus. Employee shall be entitled to payment of a 13th salary, to be paid on the salary of October of each year (paid in November of each year), at an amount equal to the Base Salary wage on the date of payment.

3.14.
D&O Insurance and indemnification. The Company agree to continue and maintain a directors’ and officers’ liability insurance policy covering the Employee at a level, and on terms and conditions, no less favorable to him than the coverage the Company provides other similarly-situated executives or directors until such time as suits against the Employee are no longer permitted by law. Furthermore, the Company shall act to provide indemnification to the Employee in his capacity as an officer of the Company.

4.	PROPRIETARY INFORMATION AND WORK PRODUCT; EQUIPMENT

4.1
Non-Disclosure and Non-Competition Agreement. Concurrently with the execution of this Agreement, the Employee is executing the Non-Disclosure and Non-Competition Agreement, which is attached hereto as Appendix 2, and which is an integral part hereof.

4.2
Monitoring of Systems. The Company's Systems (as defined below) or access which is provided to the Employee are and shall remain the sole property of the Company. The Employee shall use such Systems for business purposes only. To ensure the security of such Systems and to protect the Company's confidential and proprietary information, the Company reserves the right, and the Employee hereby agrees that the Company and anyone on its behalf may, at any time and for any purpose, monitor the Employee's use of the Systems and monitor, copy, transfer and disclose all electronic communications and content transmitted by or stored in such Systems, regardless of the location, time or purpose of such use (other than protected private use in accordance to law).  For the purposes of this Section 4.2, "Systems" include any equipment and software of any kind, including Employee's computer, Company's mailbox, Company's and/or Employee's telephone, etc. Employee acknowledges and approves that the provisions of this Section 4.2 are reasonable in light of the Employee's position with the Company, in the course of which the Employee has and shall gain broad knowledge of the Company's Proprietary Information.

4.3	Survival. Sections 4 above will remain in full force and effect after termination of this Agreement.

5.	WARRANTIES

5.1	The Employee has the knowledge, abilities and skills required to perform the duties of his position.

5.2
The Employee shall inform the Company, immediately upon becoming aware of any matter in which he or a member of his immediate family or affiliate has a personal interest or which might create a conflict of interests with his duties under this Agreement.

5.3	In carrying out his duties under this Agreement, the Employee shall not make any representations, or give any guaranties on behalf of the Company, except as authorized to do.

5.4
The Employee represents and warrants that he is aware of the Condition Precedent and the fact that this Agreement might not become effective if the Condition Precedent will not be satisfied. Notwithstanding the above, the Employee represents and warrants that on the effective date he will be free to provide services to the Company upon the terms contained in this Agreement and that there are nor will be no employment contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder.

5.5
The Employee represents and warrants that he will not use during the course of his employment with the Company any trade secrets or proprietary information that is the property of his previous employer(s) in such a manner that may breach any confidentiality or noncompetition agreement or other obligation the Employee may have with such former employer(s).

6.	GENERAL PROVISIONS

6.1	In this Agreement words importing the masculine gender shall include the feminine gender.

6.2
This Agreement shall not be amended, modified or varied by any oral agreement or representation or otherwise than by written instrument executed by either parties or their duly authorized representatives.

6.3
This Agreement is personal to the Employee, and the Employee shall not assign or delegate his rights or duties to a third party, whether by contract, will or operation of law, without the Company's prior written consent.

6.4	This Agreement shall inure to the benefit of the Company's successors and assigns.

6.5
Each notice and/or demand given by one party pursuant to this Agreement shall be given in writing and shall be sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of seven (7) days from the date of mailing by registered mail or immediately if delivered by hand.  Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

6.6
It is hereby agreed between the parties that the laws of the State of Israel shall apply to this Agreement. The legally authorized courts in the district of Tel Aviv, Israel, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

6.7
No Waiver.   No delay, failure, or forbearance to exercise any right, power, or remedy accruing to either party upon breach or default under this Agreement shall be deemed a waiver of any prior or subsequent breach or default of this Agreement, nor affect the validity of any provision of this Agreement.

6.8
Integration.  This Agreement sets forth the entire agreement between the parties on the subject hereof and supersedes any previous oral or written agreements, understandings, memoranda, emails, letters or representations on the subject matter hereof.

6.9
Severance.  If any one or more of the terms of this Agreement shall for any reason be held to be invalid or unenforceable, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law. Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

6.10.	The Company is not a party to any Collective Agreement.

6.11.	The above and the said in the appendixes shall be without prejudice to any right conferred to the Employee by any law, Extension Order or Collective Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written:

/s/ Zami Aberman, Co - CEO /s/ Erez Egozi, CFO	/s/ Yaacov (Yaky) Yanay
Pluristem Ltd.	Yaacov (Yaky) Yanay
Date: September 12, 2018	Date: September 12, 2018

Appendix 1

1	Employee Personal Details	Full Name: Yaacov (Yaky) Yanay I.D. Number: 28621605, Date of Birth: 22/06/1971, Address: Shimshit, Israel
2	Position in the Company	Co-CEO & President, reporting to the Board of Directors of the Company
3	Commencement Date	September 12, 2018
4	Period of prior notice (mutual)	90 days
	Adjustment Period	6 months, and up to additional 3 months as defined at Section 2.3
5	Base Salary:	80,000 NIS
6	Yearly Vacation Days	24 Days
7	Pension Insurance	Entitled
	➢ For severance pay	8.33 % of Base Salary, unless Employee decides that such percentage will be calculated on a lower amount of Base Salary as described at 3.6.4.
➢ For Tagmulim
6.5 % of Base Salary for Pension Fund
No less than 6.5% and not more than 7.5% of Base Salary for Mangers Insurance,
Unless Employee decides that such percentage will be calculated on a lower amount of Base Salary as  described at 3.6.4

➢ For disability pension
Not more than 2.5 % of Base Salary but in accordance with the applicable plan that was selected by the Company, unless Employee decides that such percentage will be calculated on a lower amount of Base Salary as  described at 3.6.4

	➢ Deduct from Employee (on account of Tagmulim)	6 % of Base Salary for Manager’s Insurance or Pension Fund, unless Employee decides that such percentage will be calculated on a lower amount of Base Salary as described at 3.6.4
8	Education Fund	Entitled
	➢ Payment by Company	7.5 % of Base Salary for Education Fund , unless Employee decides that such percentage will be calculated on a lower amount of Base Salary as described at 3.7.2
	➢ Deduct from Employee (on account of education fund)	2.5 % of Base Salary for Education Fund , unless Employee decides that such percentage will be calculated on a lower amount of Base Salary as described at 3.7.2
9	Cellular Telephone	Entitled to Cellular phone and reimbursement relevant expenses
10	Vehicle	Subaru Forester or a model equivalent, in accordance with company policy. The full tax liability that will arise from the position of the vehicle to the Employee will apply to the Company
11	Yearly Bonus	Payment of a 13th salary, to be paid on the salary of October of each year, at an amount equal to the Base Salary wage on the date of payment
12	Special Bonus
Upon the completion of each non-dilutive funding and other transaction as defined in Section 3.12, which may include, among other things, corporate partnering and strategic deals, after the date hereof, a special bonus equal to 1.5% of the amounts actually received in such funding.

/s/ Zami Aberman, Co - CEO /s/ Erez Egozi, CFO	/s/ Yaacov (Yaky) Yanay
Pluristem Ltd.	Yaacov (Yaky) Yanay
Date: September 12, 2018	Date: September 12, 2018

Appendix 2
Non-Disclosure and Non-Competition Agreement

I acknowledge that as a result of my employment by Pluristem Ltd. (the "Company"), I may develop, receive, or otherwise have access to confidential or proprietary information that is of value to the Company. I therefore agree, as a condition of my employment, as follows:

1.	NON - DISCLOSURE

1.1.
Recognition of Company's Rights; Non - disclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, disseminate, use, copy, lecture upon or publish in any manner or fashion whatsoever, any of the Company's Proprietary Information (as such term is defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing in advance. I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2.
Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, pending patents, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, inventions, discoveries, developments, designs and techniques (excluding inventions that are not assignable under Section 2.4, hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and any unpublished financial statements and/or information, licenses, strategies, forecasts and projections, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of other employees, management or other personnel of the Company; and (d) information that is disclosed in the furtherance of the business of the Company including, without limitation, the area of activity in which the Company is involved, the Company’s technical, business and financial information, documentation, records, files, memoranda, reports, drawings, plans, price lists, customer lists, and the like. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3.
Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4.
No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose any Proprietary Information and/or confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	ASSIGNMENT OF INVENTIONS

2.1.	Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2.
Prior Inventions.  I hereby confirm that I have transferred and assigned in whole to the Company any and all of my rights, title and interest in any and all Inventions, which are currently being used or contemplated to be used by the Company on the date hereof.  Notwithstanding the foregoing, other than inventions referred to in the immediately preceding sentence, inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company ("Prior Inventions") are excluded from the scope of this Agreement.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, unlimited worldwide license (with rights to sublicense through multiple tiers of sublicenses) to make, have made, modify, use and/or sell and/or otherwise use as the Company may wish, such Prior Invention. Without derogating from the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

Prior Inventions: _________ [Please List all Prior Inventions (if any)]

2.3.
Assignment of Inventions. I will promptly disclose to the Company, or any persons designated by it, all Inventions made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the employment term, as a result of tasks assigned by the Company or as a result of the use of premises and/or equipment owned, leased, or contracted for by the Company.  Furthermore, subject to Section 2.4, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company and which are connected and/or related to the Company's business and which have been created or developed as part of my work for the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions".

2.4.
Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

2.5.
Works made for Hire. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during my employment with the Company are “works made for hire” as contemplated under Chapter H of the Patents Law of 1967 (the “Patents Law”), that all such “works made for hire” are owned by the Company, its successors, assigns or nominees, and that I shall not be entitled to any compensation, other than the Base Salary, for creation or assignment of the same to the Company, its successors, assigns or nominees; it being acknowledged and agreed that the Base Salary and all  other employment terms under the Employment Agreement shall constitute the sole consideration and remuneration for any Inventions, including, without limitation, “works made for hire”, regardless of the current or future value of the Invention. I understand and agree that the decision whether or not to commercialize or market any invention developed by me (including the Inventions), solely or jointly with others, is within the Company’s sole and unfettered discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention (including the Inventions). This Section 2.5 shall be deemed as an “agreement” for purposes of Section 134 of the Patents Law.

2.6.
I acknowledge and agree that in event that, notwithstanding the agreement stipulated herein, it will be decided by a competent authority, court or any other competent tribunal, either due to my application or any other source, that I may deserve additional compensation for Company Inventions, in addition to any amounts paid to me by the Company under and according to my employment agreement (a "Claim"), my Base Salary (as defined in the Agreement) shall be reduced, retroactively effective as of the date of the beginning of my employment by the Company to an amount equal to 80% (eighty percent) of the Base Salary actually paid to me by the Company (the “Agreed Alternative Payment”) and I shall be obligated to return to the Company, on the day the Claim was made and/or the demand which contradicts this Agreement was made, all additional amounts that I received from the Company beyond the Agreed Alternative Payment, retroactively from my employment Start Date onward (the “Excess Amount”), plus interest as of the original date of payment thereof. I acknowledge that the Company shall be entitled to set off such Excess Amounts against all amounts that I shall be entitled to under the Agreement, or under the decision of the Court or of any other competent tribunal or authority. Such set-off shall not derogate from the Company's right to collect any additional amounts from me.

In addition, I undertake, by signing this Agreement that I will not, directly or indirectly, make a claim and /or sue and/or demand, from the Company and/or any of its officers, employees and shareholders any additional compensation for creation or assignment of Inventions beyond the amounts paid to me by the Company according to my Employment Agreement.

2.7.
Copyright Works. Without derogating from the forgoing, I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the property of the Company pursuant to applicable copyright law.

2.8.
Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate, to be discussed with the Company, after my termination for the time actually spent by me at the Company's request on such assistance, subject to my consent, which will not be withheld for unreasonable reasons.

2.9.
Power of Attorney.  In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in Section 2.8 hereof, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.	RECORDS

I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.	COMPETITIVE ACTIVITIES

I acknowledge that I have carefully reviewed the provisions of this Agreement, the Employment Agreement and the appendices thereof, fully understand the consequences thereof, and have assessed the respective advantages and disadvantages to me in entering into this Agreement. In light of the aforesaid, I agree that, during the period of my employment by the Company and for a period of one (1) year thereafter, I will not, directly or indirectly, carry on or engage in any employment or business activity, or hold an interest in any business, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, which is competitive with the business of the Company ("Competitive Activity"). I agree further that for the period of my employment by the Company and for a period of one (1) year thereafter, I will not induce, solicit, employ or entice away or endeavor to solicit, employ or entice away any employee of the Company to leave the employ of the Company or to perform any Competitive Activity. In addition, I agree not to solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company or its subsidiaries, or has provided services to the Company or its subsidiaries, at any time during the twelve (12) months immediately prior to the termination date of this Agreement, for the purpose of offering services which are competitive with those provided by the Company. I acknowledge that due to my position, the Proprietary Information I am and shall be exposed to and the nature of the business of the Company - any Competitive Activity performed by me will severely harm the legitimate rights and interests of the Company, including but not limited to its Proprietary Rights. In light of all the foregoing I acknowledge that this non-competition undertaking is reasonable, proportional and does not exceed the minimum required to protect the Company's legitimate rights and interests. I warrant and represent that the Special Non-Compensation Monthly Compensation (as such term is defined in the Employment Agreement) constitutes a real, appropriate and full consideration to any prejudice I may suffer due to my undertaking not to engage with any Competitive Activity, including but not limited to any restriction to my freedom of employment.

5.	NO CONFLICTING OBLIGATION

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree not to enter into, any agreement, written or oral in conflict herewith.

6.	RETURN OF COMPANY DOCUMENTS

When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

7.	NOTIFICATION OF NEW EMPLOYER

In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

8.	GENERAL PROVISIONS

8.1.
Severability. I acknowledge that the provisions of this Agreement serve as an integral part of the terms of my employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2.
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

8.3.	Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.4.
Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5.
Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed (if at all), am or will be in the future employed, by the Company, including as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

8.6.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

8.7.	Jurisdiction. The legally authorized courts in the district of Tel Aviv, Israel, shall have exclusive jurisdiction over the parties hereto and subject matter hereof.

This Agreement shall be effective as of the date the Employment Agreement of the Employee was made effective.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.
ACCEPTED AND AGREED TO:

/s/ Zami Aberman, Co - CEO /s/ Erez Egozi, CFO	/s/ Yaacov (Yaky) Yanay
Pluristem Ltd.	Yaacov (Yaky) Yanay
Date: September 12, 2018	Date: September 12, 2018